Exhibit (a)(5)

Shaping Medicine, Changing Lives OSI: A Focus on Fundamental Intrinsic Value Colin Goddard, Ph.D. Chief Executive Officer CEO Gold Standard Founding Member March 2010

OSI Pharmaceuticals (OSIP) Forward-looking Statements OSI's presentation today contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made Factors that might cause such a difference include, among others, the ability to effectively market products, competition from other pharmaceutical companies, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. OSI's presentation also contains both GAAP and non-GAAP financial measures. For a reconciliation of the non-GAAP financial measures to their GAAP equivalents, please see our earnings release for the year ended December 31, 2009 available via the investor relations section of OSI's website (www.osip.com). OSI is a Biotechnology Company that Discovers, Develops and Commercializes Innovative Molecular Targeted Therapies Addressing Major Unmet Medical Needs in Oncology, Diabetes & Obesity

Focusing on OSI's Strategic and Financial Value Proposition

Factors Affecting Pre-offer Day-to-Day Stock Price		Long Term Factors Affecting Strategic Value Proposition
• U.S. sales trends and recent data sets (e.g. SATURN)	Tarceva erlotinib tablets www.tarceva.com	• Management projects >$7 billion in Tarceva related revenues through 2020 • Life cycle plan with multiple label expansion opportunities ahead
• Lack of focus on financial assets • No anticipated acquirer on near-term horizon	**Financial Performance & Financial Assets**	• Long-term revenue/earnings potential • ~$1.3bn value in cash/investments/DP-IV/NOLs
• Current stage of '906 & '027 programs • Capabilities & technology platforms discounted in current biotech market	**Oncology Franchise**	• Unique, profitable & fully integrated franchise with significant scarcity value • Blockbuster potential of differentiated IGF-1R/IR inhibitor, OSI-906
• Lack of investor focus on diabetes and obesity assets	**Diabetes Franchise**	• Profitable second disease area franchise with quality assets • Blockbuster potential of GPR119 agonist, PSN821

(osi) pharmaceuticals

3

OSI's Unique Portfolio of Assets and Characteristics Provide Compelling Value Tarceva: A Blockbuster with Additional Upside and Extensions Promising Diabetes / Obesity Franchise Strong Financial Performance Significant Financial Assets Any Third-Party Offer Should Provide Value for All of the Above Scarcity Value of a Unique Fully Integrated Oncology Franchise

EGFR-mutation, first-line maintenance, and ovarian cancer milestones expected over the next 15 months Life cycle plan expected to yield multiple data and label expansion opportunities Additional opportunities in liver cancer and multiple molecular targeted therapy combination trials Achieved ~$1.2 billion of worldwide revenue in 2009 Approved for sale in 109 countries for treatment of advanced non-small cell lung cancer (NSCLC) Strategically valuable long-term cash flows throughout exclusivity period Tarceva A Blockbuster Oncology Drug Tarceva Life Cycle Plan Has Robust Potential Tarceva Remains the Most Successful Oncology Product Launch in Terms of Patients Treated in U.S. History Expected Patent Exclusivity Through 2019-2020 in Major Markets Ensures Strong Cash Flow Generator for Many Years to Come

Tarceva Life Cycle Plan Has Robust Potential

Multiple Data Points Over the Next Several Years

A New Era for Tarceva

- 2014 NSCLC T+OSI-906 Phase III data
- 2013 NSCLC Adjuvant (RADIANT) Phase III data
- HCC 1L (SEARCH) Phase III data
- 2012
- 2011 Ovarian Cancer 1LM (EORTC) Phase III data
- NSCLC 1L EGFR-Mt (EURTAC) Phase III data
- 2010 NSCLC 1L Maintenance/ EGFR Mutation (SATURN)/CALGB data

No New Indications

- 2009
- 2008
- 2007
- 2006
- 2005 Pancreatic Cancer 1L Approval (PA3)
- 2004 NSCLC 2L/3L Approval (BR21)



(millions)
$350
$300
$250
$200
$150
$100
$50
$-
ROW Sales
US Sales
Q4 '04
Q1 '05
Q2 '05
Q3 '05
Q4 '05
Q1 '06
Q2 '06
Q3 '06
Q4 '06
Q1 '07
Q2 '07
Q3 '07
Q4 '07
Q1 '08
Q2 '08
Q3 '08
Q4 '08
Q1 '09
Q2 '09
Q3 '09
Q4 '09

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6

Timeline is based on latest estimate, which may change over time.

A profitable and growing oncology business anchored around a blockbuster product with considerable remaining exclusivity (Tarceva) An experienced and capable commercial/business organization A pipeline approach that drives the development of differentiated Molecular Targeted Therapies (MTTs) Comprehensive OSI-906 development program differentiated from competitor antibody agents Industry leading platform & expertise in Epithelial-Mesenchymal Transition (EMT) A proven track record of success based on an established high quality drug discovery infrastructure and know-how OSI's Oncology Franchise Has Scarcity Value A Unique, Profitable and Fully-integrated Operation Integrated Oncology Franchise Represents a Unique Asset The Only Profitable Franchise of its Kind in Mid-Cap Biotech Space

Only Profitable, Mid-cap Company with a Blockbuster Product, Fully-integrated Oncology Franchise, an Exciting Pipeline and a Proven Platform/Technology = Unique Scarcity Value Source: Public filings and FactSet. Dollars in millions. Market value as of March 12, 2010. (1) Reflects 2009 actuals. OSI is the only fully integrated oncology company with high quality differentiated capabilities from discovery to commercialization Limited number of profitable mid-cap companies in the Biotech industry

In house discovery of "first-in-class" and potentially "best-in-class" drug candidates PSN821 and PSN010 Oral GLP-1 modulator franchise headed up by blockbuster potential of GPR119 agonist, PSN821 Consistent track record of success with 5 drug candidates advanced into clinical development over the last several years Acquired from ProBiodrug in 2004 for $35 million 12 companies have acquired licenses to this estate Has generated over $180 million in both revenue and pre-tax profit to date Average royalty rate of ~2.5% on a go- forward basis Diabetes and Obesity Franchise A Profitable and Cutting-edge Operation with Enormous Potential Promising Pipeline DP-IV Patent Estate Revenue Stream Diabetes/Obesity Organization is Profitable and Provides Phase II Assets in a Highly Attractive Area with a Huge Unmet Need

DP-IV royalty stream (>$1 billion in future cash flows) Cash, marketable securities and investments of ~$540 million, including investments in HBM and AVEO Net operating loss carry forwards of >$700 million at fiscal year end 2009 revenues up 13% YOY to ~$428 million 2009 Tarceva related revenues of $359 million Non-GAAP net income from continuing operations up 15% YOY to $181 million ($2.89 per share) $160mm of cash flow from operations Strong Financial Profile and Financial Assets Financial Assets = Significant Component of Value Considerable Financial Assets Strong Financial Performance in 2009 Financial Assets Valued at ~$1.3bn Implies Valuation of Strategic Assets of < $2.3bn in Astellas Offer

Financial assets worth ~$1.3 billion DP-IV patent estate royalties Cash, marketable securities and investments, including investments in HBM and AVEO Net operating loss carry forwards Remaining ~$2.3 billion valuation implies a low 5.75x revenue multiple for strategic assets based on Wall Street consensus 2010 estimates Implies no value for pipeline or technology platform assets Astellas' Offer in Perspective $52.00 per share Astellas' Offer Ascribes Inadequate Value to Strategic Assets OSI Board Response to the Astellas Offer Reflects Commitment to Realizing Full Intrinsic Value for Our Shareholders

Astellas' Offer of $52 Per Share is Inadequate Does not appropriately value our highly differentiated new product and Tarceva line extension pipeline Does not recognize value of diabetes and obesity franchise Does not recognize scarcity value of unique, profitable and fully integrated oncology franchise Low revenue multiple compared to recent precedent oncology transactions Offer below current trading levels The OSI Board Unanimously Recommends that OSI Shareholders REJECT the Offer and NOT TENDER Their Shares

We have engaged an outstanding team of advisors in order to explore the availability of a transaction that reflects the full intrinsic value of OSI Financial Advisors: Centerview Partners & Lazard Legal Counsel: Skadden Arps Path to Achieve Full Intrinsic Value The OSI Board takes its fiduciary duties very seriously The OSI Board Has Instructed OSI Management, with the Assistance of the Company's Financial Advisors, to Contact Appropriate Third Parties in Order to Explore the Availability of a Transaction that Reflects the Full Intrinsic Value of the Company

Shaping Medicine, Changing Lives Supplemental Information Colin Goddard, Ph.D. Chief Executive Officer CEO Gold Standard Founding Member March 2010

15 Tarceva: A Blockbuster Oncology Drug

16 Tarceva(r): Oral EGFR Tyrosine Kinase Inhibitor Tarceva: Regulatory Approvals First EGFr TK inhibitor to show survival in NSCLC and in 1st line pancreatic in combination with Gemcitabine Approved as a monotherapy treatment for advanced NSCLC patients after a first-line platinum containing chemotherapy regimen FDA approval in November, 2004 Full FDA Approval 3.5 months following submission (Fastest full FDA approval in oncology history) EU Approval in September, 2005 Japan Approval in October, 2007 Approved by the FDA as a first-line treatment in combination with gemcitabine for Pancreatic Cancer patients in November, 2005 EU Approval in January, 2007 Tarceva is now approved for sale in 109 countries for advanced NSCLC and in 80 countries for pancreatic cancer

Tarceva Franchise: SATURN A Surprising & Disappointing ODAC The SATURN study design and results have satisfied the customary regulatory hurdles for approval and the negative ODAC outcome (December 16th) was both surprising and disappointing SATURN is a large, multi-centered, well-controlled, well-balanced and randomized Phase III study comparing Tarceva with placebo in the 1st-line NSCLC maintenance setting which met both its primary PFS endpoints and the key overall survival secondary endpoint SATURN was conducted under a Special Protocol Assessment (SPA) procedure with FDA who accepted the study design The PDUFA date is April 18th, 2010 We believe, based on the exchange of information with FDA, that Tarceva will receive a label derived from the results of the SATURN study

Tarceva 4Q'09 Sales Exhibited Robust Growth

Near Term Tactical Drivers Are Solid

- Tarceva Had a Strong Quarter to Finish 2009
  - 4Q2009 U.S. Tarceva Sales were ~$137MM (up from $118MM in 3Q2009)
    - Full Year Sales ~$479MM
  - 4Q2009 ROW Tarceva Sales were ~$196MM (up from $183MM in 3Q2009)
    - Full Year Sales ~$724MM
- Potential Underlying Near-term Growth Drivers in NSCLC Include Progression of Alimta to Earlier Lines of Therapy & Increased EGFR-mutation Awareness

Yearly Tarceva Net Sales


U.S. Sales -
ROW Sales -
$MM
1,200.0
1,000.0
800.0
600.0
400.0
200.0
-
2005
2006
2007
2008
2009
Yearly

2009 Worldwide Tarceva Net Sales of
$1.2 Billion

- OSI Co-promotes with Genentech in US (equal profit share economics)
- Roche Commercializes ex-US (OSI: 21% Royalty)

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Robust Tarceva Life Cycle Clinical Program Major Milestones Expected Near-term Moving to 1st-line in patients with EGFR mutation EURTAC Phase III trial with high probability for a positive study (possible interim in 2010) CALGB Never Smokers Study (significant number of EGFR mutation patients) scheduled for ASCO data presentation Phase III combination with OSI-906 in planning for 4Q2010 Start Several other cooperative group trials under way Branching into other disease settings Ovarian maintenance results in 2010 1st-line HCC in combination with Nexavar on track Pediatric study in patients with Ependymoma 6 months patent term extension expected (extends to May 2019) Pancreatic cancer post-approval trials on-track

20 Scarcity Value of a Unique Fully Integrated Oncology Franchise

OSI 2010: A Strong Portfolio

Solid Pipeline & Portfolio Progress


PRODUCT
IND TRACK
PHASE I
PHASE II
PHASE III
Marketed
Oncology
Tarceva – NSCLC
Tarceva – Pancreatic Cancer
Tarceva – Adjuvant NSCLC
Tarceva – 1st line Maintenance
Tarceva – Other Indications
OSI-906 (IGF1R)
ACC
Ovarian
OSI-027 (TORC1/TORC2)
OSI-930 (c-kit/KDR)
Diabetes
PSN821 (GPR119 Agonist)
PSN010 (GK activator)
OSI-541 (Fatty Liver)

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OSI-906: A Differentiated IGF-1R/IR Inhibitor Competitive Positioning Based on Cancer Biology Insights Strategic/Tactical Positioning Comprehensive first-in-class oral IGF-1R/IR inhibitor program protected by 56 issued and over 100 pending patents (Composition of Matter expires: 2027) Proprietary biomarkers linked to OSI-906 to be assessed early in clinical program OSI-906 biomarker IP derived from EMT-platform IGF-1/IGF-2 mediated signaling & Gene signature and indexing methodology Differentiation First small molecule to clinic, flexibility to dose with other agents Rapid cessation of drug exposure in case of adverse effects (unlike MAb's) Dual Inhibitor (IGF-1R and IR) Differentiates from MAb's Compensatory signaling and signaling driven by hybrid IGF-1R/IR receptors Blocks signaling pathways activated by both IGF-1 and IGF-2 ligands Broader spectrum of pre-clinical activity drives superior efficacy in model systems Superior to representative MAb's in pre-clinical setting Speed to Proof of Concept and Registration PoC in ACC with potential accelerated approval opportunity Phase III combination w/Tarceva in 1st-line NSCLC mutation pts scheduled for 2H2010 start 22

Speed to POC and registration strategy; orphan drug status Preclinical data indicates ACC is IGF-2 and IR/IGR-1R driven Opportunity to validate IGF-2/compensatory signaling thesis 80% power to detect approximately 70% improvement in OS (primary endpoint) and PFS (secondary endpoint) OSI-906 Registration Strategy in ACC Phase III Trial Currently Enrolling 135 ACC Patients Placebo (45) OSI-906 (90) Interim Analysis: PFS 2:1 randomization Follow patients to Overall Survival 23

On-going Phase I/II Combination trial w/paclitaxel in Ovarian Cancer OSI-906 + Tarceva in NSCLC Strong scientific rationale for OSI-906 + Tarceva in NSCLC based on IGF-1R, IR and EGFR compensatory signaling biology Significant clinical opportunity in NSCLC mutation (will also solidify Tarceva in front-line mutation +) Evaluate E-cadherin/vimentin biomarkers to test EMT thesis Planned clinical trials: Phase II maintenance setting, Tarceva vs. Tarceva + 906 Phase III front-line EGFR mutation +, Tarceva vs. Tarceva + 906 Hepatocellular carcinoma (HCC) HCC is associated with IGF-2 over-expression High unmet medical need, no approved agents in 2nd line setting Planned clinical trial: Phase II randomized placebo-controlled trial in 2nd line HCC Future Planned development programs in breast, prostate, and colorectal cancers are expected to initiate 2011-2012 OSI-906 Development Strategy Comprehensive Clinical Development Program 24

OSI-906 Clinical Development Plan Translational Medicine: Competitive Positioning Differentiation vs. Competitor Antibody and Small Molecule Products First small molecule to clinic, flexibility to dose with other agents Rapid cessation of drug exposure in case of adverse effects (unlike MAb's) Dual Inhibitor: IGF-1R and IR Compensatory signaling and signaling driven by hybrid IGF-1R/IR receptors Blocks signaling pathways activated by both IGF-1 and IGF-2 ligands Broader spectrum of pre-clinical activity drives superior efficacy in model systems OSI-906 MAB-391 Ctrl ACC (H295R) p-IR p-IGF-1R IGF-1R p-AKT Superior Activity versus IGF-1R Specific Monoclonals

pIRS-1Y612 b-actin H295R (ACC) pPRAS40 pAktS437 IGF-1R IR Competitive Positioning vs IGF-1R Monoclonals Dual inhibition of IR and IGF-1R achieves enhanced inhibition of the IRS- AKT pathway OSI-906 MAB-391 Ctrl p-IR p-IGF-1R OSI-906 co-inhibits both IR and IGF-1R, and achieves robust inhibition of the IRS-AKT pathway Compensatory increase in pIR evoked by the IGF-1R Ab MAB391 associated with inability to fully inhibit the IRS-AKT pathway Observations extend to a broad group of tumor types (EwS, ACC, NSCLC, OvCa, CRC,...)

Bi-directional IGF-1R/IR Compensatory Signaling is Observed In Vivo

GEO (CRC tumors)


IGF-1R
IR
ctrl
MAB391
pIR
pIGF-1R
β-actin
ctrl
IR-KD
pIR
pIGF-1R
β-actin

- Inhibition of either IGF-1R (MAB391 neutralizing antibody) or IR (shRNA) confers a compensatory increase in phosphorylation of the reciprocal receptor.
- ***Conclusion: Inhibition of IGF-1R signaling only is Required but Not Sufficient***

27
(OSI) pharmaceuticals

hrs post dose hrs post dose GEO SKNAS OSI-906 MAB391 GEO SK-N-AS SK-N-AS GEO pIR pIGF-1R pIR pIGF-1R IR/IR-A IGF-1R IR/IR-A IGF-1R IGF-1 IGF-2 IGF1 IGF-2 Dual Inhibition of IR and IGF-1R Required for Optimal Efficacy in Xenograft Tumors Where Both Receptors are Present and Activated

TORC1/TORC2 Dual Kinase Inhibitor

OSI-027 Differentiation Strategy

OSI-027 Dual TORC1/TORC2 Inhibitor

- Strong IP position. Composition of matter coverage to 2026, excluding patent term adjustments / extensions
- OSI-027 "response" biomarkers now emerging
- Attenuates AKT activation by inhibiting TORC2
- Induces tumor apoptosis; including those tumors resistant to rapamycin
- Potentiates chemotherapy-induced apoptosis
- More pronounced reduction of VEGF production in tumors
- Pronounced effect on tumor vessel re-growth


PI3K
PDK1
AKT
TSC1/2
OSI-027
TORC1
TORC2
S6K
AKT
S6
4E-BP1

29

(osi) pharmaceuticals

OSI Oncology R&D EMT Platform: Leadership in Emerging Field EMT Platform Enables: The discovery and validation of EMT-related targets as tumor growth and EMT drivers The development of novel therapies and combination therapies against EMT-related targets The delineation of pathways and combination strategies that address compensatory signaling as an EMT- associated drug-resistance mechanism The discovery and development of genomic, protein and transcript-based drug response biomarkers to support our oncology programs

Strategic Intent Inhibit Pathways in Epithelial-like & Mesenchymal-like Tumor Cells Epithelial, E-Cad+ erlotinib sensitive Mesenchymal, Vim+ erlotinib refractory

OSI Pharmaceuticals EMT Biomarker Research EMT Cell Models EMT RNA Signature EMT Biomarker Index Identify pathways that drive EMT Test inhibitors of EMT-associated targets Identify EMT Pathway Biomarkers ? ? ? 88 genes regulated during EMT 44 E- & 44 M-genes Derived iteratively across several model systems Assesses coordinately regulated expression of EMT genes in the novel signature Converts to an integer value for use in defining cut-points EMT 32

33 Diabetes / Obesity Franchise

34 OSI 2009: A Strong Portfolio Solid Pipeline & Portfolio Progress PRODUCT PRODUCT IND TRACK PHASE I PHASE II PHASE III Marketed Oncology Tarceva - NSCLC Oncology Tarceva - Pancreatic Cancer Oncology Tarceva - Adjuvant NSCLC Oncology Tarceva - 1st line Maintenance Oncology Tarceva - Other Indications Oncology OSI-906 (IGF1R) ACC Ovarian Oncology OSI-027 (TORC1/TORC2) Oncology OSI-930 (c-kit/KDR) Diabetes PSN821(GPR119 Agonist) Diabetes PSN010 (GK activator) Diabetes OSI-541(Fatty Liver)

OSI's Diabetes & Obesity Franchise A Profitable & Cutting-edge Operation DP-IV patent estate revenue stream Oral GLP-1 modulator franchise headed up by blockbuster potential of GPR119 agonist, PSN821 In-house discovery of first-in-class and potentially best-in-class drug candidates PSN821 and PSN010* in Phase II clinical trials Advanced molecules with dual DP-IV inhibitor and GRP119 agonist activities into late-stage candidates utilizing expertise in neurocrine biology and computational technology We believe that the Company's Second Profitable and High Quality Disease Area Franchise in Diabetes/Obesity Has Enormous Potential Our diabetes/obesity organization is not only profitable but also provides Phase II assets in a highly attractive area with a huge unmet medical need *Licensed to Lilly

DP-IV Patent Estate & License Portfolio A Major Revenue Stream for OSI Including additional DP-IV License Fees and Milestones - Total Revenues exceeded $180 million since 2006. DP-IV Royalties to OSI -Januvia (Sitagliptin)/Janumet: Sales Since 4Q2006 -Onglyza (Saxagliptin): Approved August 2009 * *Januvia & Janumet royalties are tiered based on annual sales and therefore average royalty rate re-sets in 1Q * Growth Rate of > 50% We believe that our DP-IV patent estate revenues will continue to grow at >25% year over year for the next several years.

Upside Opportunity: Diabetes Value Creation

Building a Leading GPR119 Agonist Franchise

GLP-1 modulation – *glucose dependent* improvement in beta-cell function

Current GLP-1 modulators

GLP-1 peptide agonists →

- Injectable
- Nausea/vomiting
- ***Glucose lowering ++***
- ***Meaningful weight loss***

DP-IV inhibitors →

- ***Oral***
- ***Well tolerated***
- Glucose lowering +
- No weight loss

OSI Strategy: Owning Key Space in GLP-1 Modulation

First-Generation GPR119 Agonist (PSN821)
Entering Phase II in 2010 →

- ***Oral***
- ***Well tolerated***
- Glucose lowering +
- ***Meaningful weight loss***

Second-Generation GPR119 Agonist (DIVA)
Expected to Enter Development in Early 2011 →

- ***Oral***
- ***Well tolerated***
- ***Glucose lowering ++***
- ***Meaningful weight loss***

37

(OSI)™ pharmaceuticals

38 GPR119 Agonist Program: PSN821 in Phase IIa A Strategic Focus for OSI Highly attractive therapeutic class for treatment of type 2 diabetes Potential for meaningful weight loss in addition to substantial glucose lowering in an oral agent Highly competitive area We have a potential first-and best-in-class opportunity with our first- generation GPR119 agonist, PSN821 We are building a leading GPR119 agonist franchise: Second-generation GPR119 agonist approaches; Dual DP-IV Inhibitor and GPR119 Agonist (DIVA) Translational Research expertise Strong IP position (5 granted and 175 pending patents)

PSN821: GPR119 Agonist Preliminary POC From Ongoing Clinical Program Linear PK; twice daily dosing The clinical program to date has produced promising early proof-of-concept data demonstrating the ability to lower glucose in diabetic patients and, separately, the ability to impact accepted surrogates of weight loss in overweight and obese subjects Positive data from standardized meal intake and visual analogue scale measures PSN821 was well tolerated at single doses up to 3000 mg in healthy volunteers and 1000 mg (highest dose tested) in patients 39

40 Astellas - OSI Interactions 2009-10

Astellas - OSI Interactions 2009-10 February 2009: OSI receives non-binding indication of interest from Astellas to acquire 100% of OSI common shares outstanding for $55-57/share in cash BOD unanimously determined the indication of interest was inadequate and substantially undervalued OSI due to the following reasons: Solid performance of the business Nature of offer and timing Highly conditional including two months exclusivity and due diligence periods Astellas' lack of M&A experience and its CV Therapeutics interaction Other major pharmaceuticals, including OSI's partner, engaged in major transactions On a number of occasions between February 2009 and June 2009, Astellas reiterated interest in OSI BOD decided not to pursue as the terms and conditions of the non-binding indication of interest had not improved at all

In early 2010 Astellas reiterated its interest in OSI OSI provided Astellas with a business update at the JPMorgan healthcare conference in San Francisco in January 2010 OSI's CEO met with Astellas' CEO February 12, 2010 Astellas indicated it would be willing to acquire OSI at $52 per share BOD determined $52 price at which Astellas said it was interested in acquiring the company was inadequate due to the following reasons: Strong financial performance, continued growth in revenue and net income, increase in cash position, advances in pipeline and other positive trends However, BOD offered Astellas access to confidential information (under appropriate NDA) fundamental to the BOD's valuation of the company March 1, 2010, Astellas went public with their offer without addressing OSI BOD offer to get additional confidential information Astellas - OSI Interactions 2009-10 (Cont'd)

Shaping Medicine, Changing Lives Colin Goddard, Ph.D. Chief Executive Officer CEO Gold Standard Founding Member March 2010 OSI: A Focus on Fundamental Intrinsic Value